701-7 Koehler Avenue, Suite 7 - Ronkonkoma, NY 11779
(631) 981-9700 - www.lakeland.com

FOR IMMEDIATE RELEASE

Lakeland Industries Reports Q3 FY 2007 Net Income
of $.980 million and $0.18 per share*

RONKONKOMA, NY - December 7, 2006 -- Lakeland Industries, Inc. (NASDAQ: LAKE), today announced that net income decreased .3 million, or 25.3% to $.980 million for the three months ended October 31, 2006 from $1.31 million for the three months ended October 31, 2005. Lakeland is a leading manufacturer of industrial protective clothing for industry, municipalities, and healthcare and for first responders on the federal, state and local levels.

THREE MONTHS ENDED OCTOBER 31, 2006

Net Sales. Net sales increased $.546 million, or 2.4% to $23.3 million for the three months ended October 31, 2006 from $22.7 million for the three months ended October 31, 2005. The net increase was comprised of increased sales in disposable garments of $321,000, lower government spending in our Chemical Protective garments $39,000, growth in sales in our Canadian and UK subsidiaries of $453,000, new revenue from India and Chile of $359,000, and a decrease in Mifflin Valley, Inc. of $167,000 (acquired in July 2005) which had revenue in the quarter ended October 2006 of $694,000 compared with $861,000 for the quarter ended October 2005. Sales in our Woven, Gloves and fire suits declined by $380,000 compared to the same period last year.

Gross Profit. Gross profit decreased $0.046 million or 0.8% to $5.64 million for the three months ended October 31, 2006 from $5.68 million for the three months ended October 31, 2005. Gross profit as a percentage of net sales decreased to 24.2% for the three months ended October 31, 2006 from 25.0% for the three months ended October 31, 2005, primarily due to higher raw material cost, costs related to the new foreign subsidiaries partially offset by on going cost reduction programs in component and service-purchasing , shifting production from the US to China and Mexico, the reassignment of certain personnel to SGA departments from COGS departments as described below.

Operating Expenses. Operating expenses increased $0.93 million, or 25.4% to $4.6 million for the three months ended October 31, 2006 from $3.7 million for the three months ended October 31, 2005. As a percentage of sales, operating expenses increased to 19.7% for the three months ended October 31, 2006 from 16.1% for the three months ended October 31, 2005. The $0.93 million increase in operating expenses in the three months ended October 31, 2006 as compared to the three months ended October 31, 2005 were comprised of:

☐	$0.65 million of SGA costs from new entities in India, Chile and Japan.
☐	$0.06 million of net increases in insurance and employee benefits mainly resulting from a more negative experience in our self insured medical plan.
☐	($0.05) million lower freight out costs resulting from slight relief in prevailing carrier rates.
☐	$0.05 million in share-based compensation.

☐	$0.13 million in higher professional and consulting fees, largely resulting from audit fees.
☐	($0.03) million in reduced bank charges resulting from reduced use of credit cards and a re-negotiation of the fee structure.
☐	$0.08 million in increased bad debt exposure resulting from two large accounts reserved against.
☐	$0.04 million miscellaneous increases.

Operating profit decreased 45.9 % to $1.10 million for the three months ended October 31, 2006 from $2.03 million for the three months ended October 31, 2005. Operating margins were 4.7% for the three months ended October 31, 2006 compared to 8.9% for the three months ended October 31, 2005.

Interest Expenses. Interest expenses increased by $0.041 million for the three months ended October 31, 2006 as compared to the three months ended October 31, 2005 because of higher amounts borrowed and increasing interest rates under our credit facility.

Income Tax Expense. Income tax expenses consist of federal, state, and foreign income taxes. Income tax expenses decreased $0.604 million, or 83%, to $0.121 million for the three months October 31, 2006 from $0.725 million for the three months ended October 31, 2005. Our effective tax rates were 10.9% and 35.6% for the three months ended October 31, 2006 and 2005, respectively. Our effective tax rate varied from the federal statutory rate of 34% due primarily to lower foreign taxes, partially offset by state taxes and by start up losses in Chile and Japan which are not eligible for tax credits and for India in which a U.S. tax benefit of $338,000 was recorded at October 31, 2006. Included in this was approximately $90,000 of tax benefits attributable to losses incurred in periods prior to the third fiscal quarter. These losses became eligible for the tax benefits as a result of the planned liquidation of the existing Indian subsidiary.

Net Income. Net income decreased $0.33 million, or 25.3% to $.980 million for the three months ended October 31, 2006 from $1.31 million for the three months ended October 31, 2005. The decrease in net income primarily resulted from lower sales volumes in our gloves and fire suit lines and meeting competitive conditions in our disposable garment division, the increased operating expenses described above, and the combined operating losses of $695,000 related to the new foreign operations. Earnings per share were $0.18 for the three months ended October 31, 2006 compared to $0.24 for the three months ended October 31, 2005 (after reflecting adjustments resulting from the 10% stock dividend payable to holders of record August 1, 2006).

NINE MONTHS ENDED OCTOBER 31, 2006

Net Sales. Net sales increased $1.06 million, or 1.4% to $74.6 million for the nine months ended October 31, 2006 from $73.5 million for the nine months ended October 31, 2005. The increase was primarily due to growth in sales by our UK subsidiary of $670,000, new revenue from India and Chile of $709,000 and the acquired Mifflin Valley, Inc., of $1,193,000 which had revenue in the 9 months ending October 2006 of $2,308,000 compared with $1,115,000 for the nine months ending October 2005, and growth in China external sales of $533,000, offset significantly by decreased sales in disposable, chemical protection garments and woven garments and lower selling prices in these three categories to meet competitive market conditions. Sales in these three product lines decreased by $2,137,000 over the prior nine month period.

Gross Profit. Gross profit increased $.99 million or 5.6% to $18.6 million for the nine months ended October 31, 2006 from $17.6 million for the nine months ended October 31, 2005. Gross profit as a percentage of net sales increased to 25.0% for the nine months ended October 31, 2006 from 24.0% for the nine months ended October 31, 2005, primarily due to aggressive raw material purchasing in the latter part of FY 06 and in FY 07 which benefited the Company as lower costs through approximately the end of June 2006, ongoing cost reduction programs in component and service-purchasing, shifting production from the US to China and Mexico, the reassignment of certain personnel to SGA departments from COGS departments as described below and the inclusion of Mifflin Valley, Inc. results which has higher gross profit margins than most of Lakeland’s other product lines have overall, partially offset by rising raw material costs.

Operating Expenses. Operating expenses increased $2.4 million, or 22.7% to $13.3 million for the nine months ended October 31, 2006 from $10.9 million for the nine months ended October 31, 2005. As a percentage of sales, operating expenses increased to 17.8% for the nine months ended October 31, 2006 from 14.8% for the nine months ended October 31, 2005. The $2.4 million increase in operating expenses in the nine months ended October 31, 2006 as compared to the nine months ended October 31, 2005 is comprised of:

☐	$0.30 million of Mifflin Valley operating expenses included for the full nine months ended October 2006 in excess of the four months through October included in the nine months ended October 2005.
☐	$0.24 million of labor costs resulting from personnel reassigned to SGA departments who had been assigned to COGS departments in 2005.
☐	$0.75 million of SGA costs from new entities in India, Chile and Japan.
☐
$0.51 million net increases in sales salaries and commissions, mainly in Disposables, Wovens and Canada and related payroll taxes. Several senior level sales personnel were added to support lagging sales in Disposables, support new woven product introductions and coordinate international sales efforts.

☐	$0.22 million of net increases in insurance and employee benefits mainly resulting from a more negative experience in our self insured medical plan.
☐	$0.07 million increase in administrative payroll.
☐	$0.04 million in foreign currency fluctuation.
☐	$0.09 million in share-based compensation.
☐	$0.06 million in higher professional and consulting fees, largely resulting from audit fees.
☐	$0.09 million in increased bad debt expense resulting from two large accounts reserved against.
☐	$0.03 million miscellaneous net expense increases.

Operating Profit decreased 21.8% to $5.3 million for the nine months ended October 31, 2006 from $6.8 million for the nine months ended October 31, 2005. Operating margins were 7.1% for the nine months ended October 31, 2006 compared to 9.2% for the nine months ended October 31, 2005.

Interest Expenses. Interest expenses increased by $0.224 million for the nine months ended October 31, 2006 as compared to the nine months ended October 31, 2005 because of higher amounts borrowed at increasing interest rates under our credit facility.

Income Tax Expense. Income tax expenses consist of federal, state, and foreign income taxes. Income tax expenses decreased $0.803 million, or 36.5%, to $1.40 million for the nine months October 31, 2006 from $2.20 million for the nine months ended October 31, 2005. Our effective tax rates were 26.9% and 32.0% for the nine months ended October 31, 2006 and 2005, respectively. Our effective tax rate varied from the federal statutory rate of 34% due primarily to lower foreign taxes, partially offset by state taxes and by losses in Chile and Japan which are not eligible for tax benefits and for India in which a U.S. tax benefit of $338,000 was recorded at October 31, 2006.

Net Income. Net income decreased $0.878 million, or 18.8% to $3.8 million for the nine months ended October 31, 2006 from $4.7 million for the nine months ended October 31, 2005. The decrease in net income primarily resulted from lower sales volumes in our disposable and chemical protective suit lines and meeting competitive market prices in our disposable garment division in the second quarter, the increased operating expenses described above, and the combined operating losses of $1,017,000 of the new foreign operations. Earnings per share were $0.69 for the nine months ended October 31, 2006 compared to $0.85 for the nine months ended October 31, 2005 (after reflecting adjustments resulting from the 10% stock dividend payable to holders of record August 1, 2006).

Overall inventories decreased by $1.8 million from their July 31, 2006 levels. The decrease in gross margins in Q3 of FY07 was mainly due the raw materials purchased in the early part of FY 07 at higher prices. The raw materials purchased through November 2005 are now no longer in inventory, having benefited the Company as lower costs through approximately the end of June 2006. From July 2006 through approximately mid September, the Company's raw materials costs have been charged to cost of goods at a higher cost resulting from purchases made from December 2005 to February 2006 at a reduced level but at a higher cost. The Company has started to realize the benefits of its recent discounted purchases in the latter part of September, lasting approximately through its fourth fiscal quarter. Raw material purchasing continued at higher levels than normal through July 2006 in order to take advantage of discounts offered by suppliers. Such discounts should positively impact our fourth quarter earnings as these discounted raw materials roll through our international pipelines. This discount expired for purchases made after mid July 2006. The Company has significantly curtailed its purchasing since then.

As of December 5, 2006, the Company's loan balance is approximately $5,073,000 reflecting curtailed vendor purchases since mid July, offset by borrowings escrowed for the India acquisition transaction of $3,500,000.

On October 31, 2006, the Company’s balance sheet included total assets of $77.2 million, cash and marketable securities of $3.4 million, working capital of $61.8 million, bank debt of $7.9 million and stockholders’ equity of $64.7 million or $11.72 per share of book value after adjusting for the 10% stock dividend payable to holders of record August 1, 2006.

Christopher Ryan, the CEO commented that, “our market share and margins in our Disposable business is always challenging, but most of our sales growth has come from and continue to come from our New High Visibility Lines and International sales. An example of this is our acquisition one year ago of Mifflin Valley, Inc. We acquired both a new product line that runs at significantly higher margins than our Tyvek lines, and additionally an excellent management team. We also will continue to invest in our international sales and distribution operations. Although our new international operations in India, Chile and Japan were a $350,000 headwind to earnings this quarter and differing amounts in future quarters, it is our belief that these investments will pay off in fiscal 2008, and more significantly contribute to earnings in even larger amounts in future years beyond FY 2008. Thus, we plan to continue to acquire other product lines in the future and grow them with our in place sales operations and our strong capital base. This is our long range growth strategy and it does not happen in one or two quarters’ time; but rather in one or two year’s time.”

As an example of similar international investments, we lost $552,000 in our British subsidiary over a 3 year period at which point it turned profitable and has contributed $218,000 to earnings in the current fiscal year to date. Management expects such profits not only to continue but to increase for the foreseeable future. We expect our fourth quarter earnings ending January 31, 2007 to improve significantly over this October 31, 2006 quarter due to lower losses in India and stabilizing to lower raw material prices as oil prices decrease. We believe this will be an enduring turn around for the next year as our gross margins improve and international losses diminish.

For more details Lakeland will host a conference call at 4:30 PM (EDT) on December 7, 2006 to discuss the Company's second quarter results. The call will be hosted by Christopher J. Ryan, Lakeland's President and CEO. Investors can listen to the call by dialing 877-715-5282 (Domestic) or 973-582-2850 (International), Passcode: 8179199.

For a replay of this call dial 877-519-4471 (Domestic) or 973-341-3080 (International), Digital Pin #8179199.

About Lakeland Industries, Inc.:
Lakeland manufactures and sells a comprehensive line of safety garments and accessories for the industrial protective clothing market. Our products are sold by our in-house sales force and independent sales representatives to a network of over 800 safety and mill supply distributors. These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical and high technology electronics manufacturers, as well as hospitals and laboratories. In addition, we supply federal, state, and local government agencies and departments such as fire and police departments, airport crash rescue units, the Department of Defense, the Centers for Disease Control and Prevention and may other federal and state agencies.

For more information concerning Lakeland, please visit us at: www.lakeland.com (Financial Information)

Contact:
Lakeland Industries	Gary Pokrassa	(631) 981-9700	GAPokrassa@lakeland.com
	Christopher J. Ryan	(631) 981-9700	CJRyan@lakeland.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and 8-K(s), registration statements, annual reports and other periodic reports and filings filed with the Securities and Exchange Commission or made by management. All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected”, “planned”, “intended”, “anticipated,” “estimated” or “expected,” which words reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	October 31,	January 31,
	2006	2006
	(unaudited)

ASSETS

Current assets:
Cash and cash equivalents	$3,442	$1,532
Accounts receivable, net	13,102	14,221
Inventories	45,178	45,243
Deferred income taxes	1,256	918
Other current assets	2,987	1,805
Total current assets	65,965	63,719

Property and equipment, net	7,587	7,755
Goodwill	871	871
Other assets	2,790	119
	$77,214	$72,464

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$3,018	$2,537
Accrued expenses and other current liabilities	1,186	1,302
Total current liabilities	4,205	3,839

Other long-term liabilities	346	470
Deferred income taxes	87	87
Amount Outstanding under revolving credit	7,878	7,272
arrangement
Commitments and contingencies

Stockholders' equity
Preferred stock, $0.01 par; authorized
1,500,000 shares (none issued)
Common stock, $0.01 par; authorized
10,000,000 shares; issued and outstanding
5,521,824 and 5,017,046 shares at October 31,
2006 and at January 31, 2006, respectively	55	50
Additional paid-in capital	48,919	42,431
Retained earnings	15,724	18,315
Total stockholders' equity	64,698	60,796
	$77,214	$72,464

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data) (unaudited)

	Three Months Ended		Nine Months Ended
	October 31		October 31
	2006	2005	2006	2005

Net sales	$23,263	$22,717	$74,572	$73,515

Cost of goods sold	17,627	17,034	55,937	55,870

Gross profit	5,636	5,683	18,635	17,645

Operating expenses	4,579	3,653	13,330	10,863

Operating profit	1,057	2,030	5,305	6,782

Interest and other income, net	124	47	157	136

Interest expense	(80)	(39)	(266)	(43)

Income before income taxes	1,101	2,038	5,195	6,876

Provision for income taxes	121	725	1,399	2,202

Net income	$980	$1,313	$3,796	$4,674

Net income per common share*:
Basic	$0.18	$0.24	$0.69	$0.85
Diluted	$0.18	$0.24	$0.69	$0.85

Weighted average common
shares outstanding*:
Basic	5,521,824	5,518,751	5,520,567	5,518,751
Diluted	5,531,497	5,524,109	5,526,561	5,523,632

* Adjusted for the 10% stock dividend to shareholders of record on August 1, 2006 and April 30, 2005.

LAKELAND COMPANY HISTORY - KEY METRICS
($ in 000s except share and per share data)
	Q1 FY 05	Q2 FY 05	Q3 FY 05	Q4 FY 05	Q1 FY06	Q2 FY06	Q3 FY06	Q4 FY 06
Net sales	$26,838	$22,845	$22,416	$23,221	$25,709	$25,089	$22,717	$25,225
Net Income	$1,425	$1,143	$1,190	$1,258	1,713	1,648	1,313	1,655
EPS	$0.36	$0.24	$0.22	$0.23	$0.31	$0.30	$0.24	$0.30

Current assets	$46,174	$53,395	$54,705	$55,128	$56,901	$58,395	$65,125	$63,719
Total assets	51,348	58,669	59,840	60,313	63,910	66,933	73,687	$72,464
Current liabilities	5,938	4,650	4,592	4,152	7,136	8,499	5,527	$3,839
Long-term liabilities	18958	2000	2040	1694	594	606	619	$7,829
Stockholders’ equity	26,452	52,018	53,209	54,467	56,180	57,828	59,141	60,796
Net book value per share	$4.79	$9.43	$9.64	$9.87	$10.18	$10.48	$10.72	$11.02
ROE	22.14%	11.65%	9.05%	9.35%	12.39%	11.56%	8.98%	11.04%
ROI	12.96%	9.20%	8.71%	9.03%	12.13%	11.26%	8.75%	10.32%
ROA	11.56%	8.31%	8.03%	8.38%	11.03%	10.08%	7.47%	9.06%
EBITDA	2,508	1,902	2,125	1,607	2,760	2,459	2,290	3,371
EBITDA as % sales	9.34%	8.33%	9.48%	6.92%	10.74%	9.80%	10.08%	13.36%
EBITDA growth over prior year					10.05%	29.28%	7.76%	109.77%
# days sales in receivables	47.7	48.1	56.0	51.5	53.2	48.7	51.7	51.4
# days COS in inventory	120.2	148.2	149.4	151.7	145.2	170.2	246.9	217.9

LAKELAND COMPANY HISTORY - KEY METRICS
($ in 000s except share and per share data)
	Q1 FY07	Q2 FY07	Q3 FY07
Net sales	$27,222	$24,087	$23,263
Net Income	1,462	1,355	980
EPS	$0.26	$0.25	$0.18

Current assets	$64,717	$65,005	$65,964
Total assets	73,435	73,777	77,214
Current liabilities	5,857	2,539	4,205
Long-term liabilities	$5,321	$7,615	$8,321
Stockholders’ equity	62,258	63,624	64,698
Net book value per share	$11.28	$11.52	$11.72
ROE	9.50%	8.61%	6.11%
ROI	8.59%	7.81%	5.44%
ROA	8.02%	7.36%	5.19%
EBITDA	2,466	2,313	1,354
EBITDA as % sales	9.06%	9.60%	5.82%
EBITDA growth over prior year	-10.67%	-5.93%	-40.87%
# days sales in receivables	52.8	47.5	51.4
# days COS in inventory	194.9	243.0	233.9